As filed with the Securities and Exchange Commission on June 18, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STONEMOR PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	80-0103159
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

StoneMor Partners L.P.

155 Rittenhouse Circle

Bristol, PA 19007

(Address of Principal Executive Offices; Zip Code)

STONEMOR PARTNERS L.P.

LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Lawrence Miller

President and Chief Executive Officer

StoneMor GP LLC, the general partner of

StoneMor Partners L.P.

155 Rittenhouse Circle

Bristol, PA 19007

(215) 826-2800

(Name and address of agent for service; telephone number,

including area code, of agent for service)

Copies to:

Frederick D. Lipman, Esquire

Blank Rome LLP

One Logan Square

Philadelphia, PA 19103

(215) 569-5500

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee
Common Units representing limited partner interests	624,000	(2)(3)	$14,340,502.86	$440.25

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of common units representing limited partner interests (“Common Units”) set forth below, an indeterminate number of Common Units which, by reason of certain events specified in the StoneMor Partners L.P. Long-Term Incentive Plan, as amended (the “Plan”), may become issuable pursuant to the anti-dilution provisions of the Plan.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act.
(3)	With respect to 383,927.9738 Common Units underlying Distribution Equivalent Rights and Restricted Phantom Units and Common Units related to 120,000 Unit Appreciation Rights granted under the Plan, the registration fee is based on (i) the market price of the Common Units used to determine the number of Distribution Equivalent Rights and Restricted Phantom Units granted under the Plan and (ii) the exercise price of Unit Appreciation Rights granted under the Plan, as applicable.

Distribution Equivalent Rights

	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price
	426.4697	$26.27	$11,203.3590
	405.5178	26.39	10,701.6147
	123.9635	21.91	2,716.0403
	108.5817	20.68	2,245.4696
	90.9171	20.25	1,841.0713
	68.2823	21.17	1,445.5363
	50.4655	20.67	1,043.1219
	33.3909	23.19	774.3350
	34.6730	21.87	758.2985
	11.3190	21.44	242.6794

Total:	1,353.5805		$32,971.5260

Restricted Phantom Units

	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price
	594.7850	$26.27	$15,625.0020
	597.9715	26.13	15,624.9953
	376,236.3335	21.22	7,983,734.9969
	756.2925	20.66	15,625.0031
	751.5630	20.79	15,624.9948
	724.0500	21.58	15,624.9990
	737.376	21.19	15,624.9974
	547.7648	22.82	12,499.9927
	575.7712	21.71	12,499.9928
	579.2400	21.58	12,499.9992
	473.2458	19.81	9,374.9993

Total:	382,574.3933		$8,124,359.9724

Unit Appreciation Rights

Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price
120,000	$24.14	$2,896,800

Remaining Common Units authorized for issuance under the Plan are being registered at a price of $27.37 per Common Unit, which represents the average of the high and low prices per Common Unit on The NASDAQ Stock Market LLC on June 15, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

StoneMor Partners L.P. (the “Partnership” or the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) in order to register 624,000 common units representing limited partner interests (“Common Units”) under the StoneMor Partners L.P. Long-Term Incentive Plan, as amended (the “Plan”).

The document(s) containing the information specified in Part I of the Registration Statement will be sent or given, without charge, to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus), other documents required to be delivered to the participants in the Plan pursuant to Rule 428(b) promulgated by the Commission under the Securities Act or additional information about the Plan are available without charge by contacting:

StoneMor Partners L.P.

155 Rittenhouse Circle

Bristol, PA 19007

(215) 826-2800

Attention: William R. Shane,

Executive Vice President and Chief Financial Officer

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Partnership with the Commission are hereby incorporated by reference in this Registration Statement, other than the information contained in these documents that was furnished to the Commission, which information is not incorporated by reference in this Registration Statement:

(i)	The Partnership’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006 filed with the Commission on April 30, 2007;

(ii)	The Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 filed with the Commission on May 10, 2007;

(iii)	The Partnership’s Current Report on Form 8-K filed with the Commission on February 23, 2007;

(iv)	The Partnership’s Current Report on Form 8-K filed with the Commission on February 28, 2007;

(v)	The Partnership’s Current Report on Form 8-K filed with the Commission on March 16, 2007;

(vi)	The Partnership’s Current Report on Form 8-K filed with the Commission on April 9, 2007;

(vii)	The Partnership’s Current Report on Form 8-K filed with the Commission on May 10, 2007; and

(viii)	The description of the Partnership’s Common Units, filed in the Partnership’s Registration Statement on Form 8-A (File No. 000-50910) filed with the Commission on August 23, 2004 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as incorporated by reference from the Registration Statement on Form S-1, as amended (File No. 333-114354), initially filed with the Commission on April 9, 2004, and any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Partnership with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Pursuant to the First Amended and Restated Partnership Agreement, as amended as of February 27, 2007 (the “Partnership Agreement”), the Partnership is required to indemnify, among other persons, the officers and directors of StoneMor GP LLC, the general partner of the Partnership (the “General Partner”), to the fullest extent permitted by law, against losses, liabilities and expenses incurred by such officers and directors arising from any claims, actions, suits or proceedings whether civil, criminal, administrative or investigative. This indemnification is required unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, these persons acted with knowledge that their conduct was unlawful. Consequently, the officers and directors of the General Partner of the Partnership could be indemnified for their negligent acts if they meet the requirements described above. Any indemnification will be only out of the assets of the Partnership. The General Partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable the Partnership to effectuate this indemnification. To the fullest extent permitted by law, the Partnership must advance expenses (including legal fees and expenses) incurred by, among other persons, officers and directors of the General Partner in defending any claim, demand, action, suit or proceeding prior to determining whether indemnification is required if the Partnership receives an undertaking that such officer or director will repay any such advancements upon a determination that there is no entitlement to indemnification. The Partnership is authorized to purchase insurance, on behalf of the General Partner, against any liability that may be asserted against or expenses that may be incurred by a person in connection with the Partnership’s activities or such person’s activities, including the officers and directors of the General Partner, regardless of whether the Partnership has the power to indemnify those persons against such liabilities under the Partnership Agreement.

In addition, the General Partner is required to indemnify, among other persons, its officers, directors and affiliates, to the fullest extent of the law, against liabilities, costs and expenses incurred by such officers, directors and affiliates. This indemnification is required under the same circumstances as the indemnification by the Partnership discussed above. The General Partner is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for the General Partner’s activities, including the officers, directors, and affiliates of the General Partner.

The General Partner has entered into separate indemnification agreements with all of its directors. The terms of those agreements are generally consistent with the terms of the indemnification provided by the General Partner’s limited liability company agreement.

Pursuant to the registration rights agreements entered into by the Partnership acting by the General Partner, the unitholders agreed to indemnify, among other persons, the Partnership, the General Partner and each of its directors, officers and controlling persons against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act, or other federal or state law.

Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement or, where so indicated have been previously filed and are incorporated herein by reference.

Regulation S-K
Exhibit Number	Description
5.1	Opinion of Blank Rome LLP.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page).

99.1	StoneMor Partners L.P. Long-Term Incentive Plan, as amended.

Item 9.	Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bristol, Pennsylvania as of June 18, 2007.

STONEMOR PARTNERS L.P.

By:	STONEMOR GP LLC,
its general partner

/s/ Lawrence Miller
Lawrence Miller, Chief Executive Officer
President and Chairman of the Board
(Duly Authorized Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence Miller and William R. Shane, and each of them, any of whom may act without the joinder of the other, his true and lawful attorneys-in-fact and agents with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and as of the date indicated.

Signature	Capacity	Date

/s/ Lawrence Miller Lawrence Miller	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	June 18, 2007

/s/ William R. Shane William R. Shane	Chief Financial Officer, Executive Vice President and Director (Principal Financial Officer)	June 18, 2007

/s/ Paul Waimberg Paul Waimberg	Vice President of Finance (Principal Accounting Officer)	June 18, 2007

/s/ Howard L. Carver Howard L. Carver	Director	June 18, 2007

/s/ Allen R. Freedman Allen R. Freedman	Director	June 18, 2007

/s/ Peter K. Grunebaum Peter K. Grunebaum	Director	June 18, 2007

/s/ Robert B. Hellman, Jr. Robert B. Hellman, Jr.	Director	June 18, 2007

/s/ Martin R. Lautman, Ph.D. Martin R. Lautman, Ph.D.	Director	June 18, 2007

/s/ Fenton R. Talbott Fenton R. Talbott	Director	June 18, 2007

/s/ Jeffrey A. Zawadsky Jeffrey A. Zawadsky	Director	June 18, 2007

EXHIBIT INDEX

Regulation S-K
Exhibit Number	Description

5.1	Opinion of Blank Rome LLP.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page).

99.1	StoneMor Partners L.P. Long-Term Incentive Plan, as amended.